UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the
Securities Act of 1933

STREAM COMMUNICATIONS NETWORK & MEDIA INC.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	Not Applicable
(State or Other Jurisdiction of Incorporation	(IRS employer Identification No.)
Or Organization)

1020 – 400 Burrard Street, Vancouver, B.C., Canada V6C 3A6
(Address of Principal Executive Offices)

Supplemental Compensation Agreement of Stanislaw L. Lis
Supplemental Compensation Agreement of Casey Forward
Supplemental Compensation Agreement of Iwona Kozak
Supplemental Compensation Agreement of Mark Behringer
Supplemental Compensation Agreement of Ping Shen
Supplemental Compensation Agreement of Teresa Rzepczyk
(Full Title of the Plan)

Stanislaw L. Lis
1020 – 400 Burrard Street, Vancouver, B.C., Canada V6C 3A6
(Name and address of Agent for Service)

(604) 669-2826
(Telephone Number including area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares Without Par Value	850,000 Shares	$0.41 Per Share	$348,500	$41.02

(1)
This registration statement covers the Common Shares issuable pursuant to various Supplemental Compensation Agreements between Stream Communications Network & Media Inc. (the “Company”) and certain directors, officers and employees of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the Supplemental Compensation Agreements by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
The Proposed Maximum Offering Price Per Share has been determined pursuant to Rule 457 of the Securities Act of 1933 based upon the price of $0.41 per share for the Company’s Common Shares as fixed pursuant to the Supplemental Compensation Agreements. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of Common Shares to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 will be given to certain employees of Stream Communications Network & Media Inc. (the “Company”) who are parties to certain Supplemental Compensation Agreements with the Company attached as exhibits to this Registration Statement as required under Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). These documents will not be filed with the Securities and Exchange Commission (the “SEC”), but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by the Company with the SEC, are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 20-F, filed with the SEC on July 17, 2004 and as amended on July 27, 2004;

(2)
The Company’s Reports on Form 6-K, filed with the SEC on July 28, 2004, August 6, 2004, August 17, 2004, August 24, 2004, September 24, 2004, September 29, 2004, September 30, 2004, October 22, 2004, October 26, 2004, November 3, 2004 and November 29, 2004;

(3)
The description of the Company’s common shares which is contained in the Company’s Amendment No. 4 to its Form 20-F Registration Statement, filed with the SEC on September 6, 2001, amending the Company’s Form 20-F Registration Statement, originally filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 9, 2000, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4           DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5           INTEREST OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6           INDEMNIFICATION OF DIRECTORS AND OFFICERS

The laws of British Columbia and the Articles of the Company provide that the Company may indemnify its officers and directors as described below.

The Business Corporations Act of British Columbia

Discretionary Indemnification and Payment of Expenses

Subject to certain limitations, section 160 of the Business Corporations Act of British Columbia (the “BCBCA”) provides that a corporation may, at its discretion, do one or both of the following:

(1)	Indemnify an eligible party against any judgments, penalties, fines or settlement amounts paid in connection with an eligible proceeding; and/or
(2)	Pay any expenses actually and reasonably incurred by an eligible party in respect of an eligible proceeding, after the final disposition of that proceeding,

regardless of whether or not the eligible party is successful in defending against the eligible proceeding. A corporation is prohibited from indemnifying or paying the expenses of an eligible party in the following circumstances:

(1)	The corporation is prohibited from paying the indemnity or expenses by its memorandum or its articles;
(2)	The party did not act honestly and in good faith with a view to the best interests of the corporation;
(3)	The proceeding was not a civil proceeding and the party did not have reasonable grounds for believing that his or her conduct was lawful; or
(4)	The proceeding is brought against the party by the corporation or an associated corporation.

The following individuals are “eligible parties” under the BCBCA:

(1)	Past or present directors or officers of the corporation;
(2)	Past or present directors or officers of another corporation at a time when the other corporation was affiliated with the corporation;
(3)	Past or present directors or officers of another corporation where he or she acted as such at the request of the corporation;

(4)	Individuals who hold or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity at the request of the corporation; or
(5)	The heirs and legal representatives of the above individuals.

An eligible proceeding is any proceeding in which an eligible party, by reason of acting in the capacity entitling him or her to be an eligible party, is or may be joined as a party or in which the eligible party is or may be liable for judgments, penalties, fines or expenses related to the proceeding.

Mandatory Payment of Expenses

Under section 160 of the BCBCA, if, after the final disposition of an eligible proceeding, an eligible party is wholly successful in defending the action, whether on the merits or otherwise, the corporation is required to pay for all expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party has not already been reimbursed for those expenses. The corporation is also, after the final disposition of an eligible proceeding, required to pay for expenses actually and reasonably incurred by the eligible party in respect of an eligible proceeding if the eligible party is not wholly successful, but is, on the merits, substantially successful in the outcome.

Court Ordered Indemnification and Payment of Expenses

Whether or not the payment of indemnification or expenses has been sought, authorized or declined under the BCBCA and notwithstanding the prohibitions described above, section 164 of the BCBCA authorizes the Supreme Court of British Columbia to, on the application of a corporation or an eligible party, issue one or more of the following orders:

(1)	That a corporation indemnify an eligible party against a liability incurred by the eligible party in respect of an eligible proceeding;
(2)	That a corporation pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(3)	That an agreement of indemnification entered into by a corporation be enforced or that payment be made thereunder;
(4)	That a corporation pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164 of the BCBCA; or
(5)	Any other order that the court considers to be appropriate.

Insurance

Section 165 of the BCBCA allows a corporation to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or holding or having held a position equivalent to that of a director or officer, of the corporation or an associated corporation.

Articles of the Company

Indemnification of Directors

Subject to the limitations placed by the BCBCA, the Company’s Articles provide that the Company is required to indemnify its present, former and alternate directors against all judgments, penalties, fines or settlement amounts paid in connection with any legal proceedings or investigative actions to which he or she is made a party by reason of having held that position. Subject to the limitations placed by the BCBCA, upon the final disposition of those proceedings or actions, the Company must also pay any expenses actually and reasonably incurred by them.

Indemnification of Others

Subject to the limitations placed by the BCBCA, the Company’s Articles provide it with discretionary authority to indemnify any person, including officers and employees of the Company.

Insurance

The Company’s Articles provide that the Company may, at its discretion, purchase and maintain insurance for the benefit of any of the following persons in respect of liabilities incurred as a result of holding that position:

(1)	present or former directors, alternate directors, officers, employees or agents of the Company;
(2)	present or former directors, alternate directors, officers, employees or agents of another corporation at a time when that other corporation was an affiliate of the Company;
(3)
present or former directors, alternate directors, officers, employees or agents of another corporation or of a partnership, trust, joint venture or other unincorporated entity who served as such at the request of the Company; and

(4)	persons who hold or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity at the request of the Company.

ITEM 7           EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8           EXHIBITS

Exhibit
Number	Description of Document

4.1	Supplemental Compensation Agreement dated December 16, 2004, between the Company and Stanislaw L. Lis
4.2	Supplemental Compensation Agreement dated December 16, 2004, between the Company and Casey Forward
4.3	Supplemental Compensation Agreement dated December 16, 2004 between the Company and Iwona Kozak

4.4	Supplemental Compensation Agreement dated December 16, 2004 between the Company and Ping Shen
4.5	Supplemental Compensation Agreement dated December 16, 2004 between the Company and Mark Behringer
4.6	Supplemental Compensation Agreement dated December 16, 2004 between the Company and Teresa Rzepczyk
5.1	Opinion of O’Neill Law Group PLLC
23.1	Consent of MacKay LLP, Independent Auditors
23.2	Consent of O’Neill Law Group PLLC (included in exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

ITEM 9           UNDERTAKINGS

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Stream Communications Network & Media Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on January 12, 2005.

STREAM COMMUNICATIONS
NETWORK & MEDIA INC.

By:	/ s/ Stanislaw L. Lis
Stanislaw L. Lis,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stanislaw L. Lis, as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stan L. Lis	President, Chief Executive Officer and a Director	January 12, 2005
Stan L. Lis	(principal executive officer)

/s/ Casey Forward	Chief Financial Officer	January 12, 2005
Casey Forward	(principal financial officer)

/s/ Iwona Kozak	Vice-President of Corporate Affairs	January 12, 2005
Iwona Kozak	and a Director

/s/ Boyce Butler	Director	January 12, 2005
Boyce Butler

/s/ Edward A. Mazur	Director	January 12, 2005
Edward A. Mazur